Exhibit 10.2

LICENSE AGREEMENT

among

AERIN LLC,

AERIN LAUDER ZINTERHOFER

AND

ESTEE LAUDER INC.

EXECUTION COPY

TABLE OF CONTENTS

ARTICLE 1.	DEFINITIONS	1
ARTICLE 2.	GRANT	4
2.1	License.	4
2.2	Sublicense	5
2.3	Territory	5
ARTICLE 3.	TERM OF THE AGREEMENT	5
3.1	Initial Term	5
3.2	Renewal Term	5
ARTICLE 4.	AERIN LLC’S AND ALZ’S ASSISTANCE	5
4.1	Development of the Aerin Lifestyle Brand	5
4.2	Development of Licensed Products	6
4.3	PR Participation	6
4.4	Exclusivity	6
4.5	Non-Disparagement	7
4.6	Reputation	7
4.7	Acknowledgment of EL’s Rights	7
4.8	EL Acknowledgment of Aerin LLC’s Rights	7
4.9	Acknowledgment	7
4.10	EL Development and Marketing Team	8
ARTICLE 5.	APPROVALS	8
5.1	Approvals	8
5.2	Licensed Products, Packaging and A&P Materials.	8
ARTICLE 6.	DESIGN AND MANUFACTURING	9
6.1	Marketing Plan.	9
6.2	Overall Commitment to Quality.	9
6.3	Monitoring Program	9
6.4	Compliance with Applicable Laws	10
6.5	Intellectual Property Rights	10
6.6	Development and Manufacture	10
ARTICLE 7.	SALES AND MARKETING	10
7.1	Exploitation	10

i

EXECUTION COPY

7.2	Product Development Calendar; Quarterly Meetings	10
7.3	Product Launches	11
7.4	Distribution.	11
7.5	Products for Aerin LLC’s Use and Resale.	11
7.6	Disposal of Seconds	12
7.7	Disposal of Returns	12
ARTICLE 8.	ADVERTISING AND PROMOTION	12
8.1	EL’s Minimum Advertising and Promotion Expenditure	12
8.2	Aerin LLC’s Brand Building Requirements	12
8.3	Public Announcements	12
ARTICLE 9.	ROYALTIES	13
9.1	Royalty Amount.	13
9.2	Royalty Statements	13
9.3	Weekends and Holidays	13
ARTICLE 10.	MANNER OF PAYMENT, INTEREST, BOOKS AND RECORDS, INSPECTION	13
10.1	Manner of Payment	13
10.2	Taxes	14
10.3	Books and Records	14
10.4	Underpayments	14
10.5	Overpayments	14
10.6	Interest	14
ARTICLE 11.	REPRESENTATIONS AND WARRANTIES	15
11.1	Representations and Warranties of EL	15
11.2	Representations and Warranties of Aerin LLC	15
ARTICLE 12.	CONFIDENTIALITY	16
12.1	Confidentiality	16
ARTICLE 13.	INTELLECTUAL PROPERTY	17
13.1	Rights to the Intellectual Property.	17
13.2	Protecting the Licensed Trademarks and Ancillary IP.	18
13.3	Compliance with Notice and Other Requirements	19
13.4	Infringement	19
13.5	Use of Licensed Trademarks on Business Materials	20

EXECUTION COPY

13.6	Further Assurances	20
ARTICLE 14.	INSOLVENCY	20
14.1	Effect of Proceeding in Bankruptcy, etc.	20
14.2	Rights Personal	20
14.3	Trustee in Bankruptcy	20
ARTICLE 15.	EXPIRATION AND TERMINATION	21
15.1	EL’s Right to Terminate	21
15.2	Aerin LLC’s Right to Terminate	21
15.3	Effect of Expiration or Termination.	22
ARTICLE 16.	RELATIONSHIP BETWEEN THE PARTIES	23
16.1	No Agency	23
ARTICLE 17.	INDEMNIFICATION AND INSURANCE	23
17.1	Indemnification by EL	23
17.2	Indemnification by Aerin LLC	23
17.3	Insurance.	24
ARTICLE 18.	NOTICES	25
18.1	Manner of Notice	25
ARTICLE 19.	SUSPENSION OF OBLIGATIONS	26
19.1	Suspension of Obligations (Force Majeure)	26
ARTICLE 20.	CHANGE OF CONTROL	26
20.1	Termination in the Event of Change of Control of Aerin LLC or JW Brands LLC	26
20.2	Termination in the Event of Change of Control of EL.	26
ARTICLE 21.	MISCELLANEOUS	27
21.1	Benefit	27
21.2	Entire Agreement; Amendment	27
21.3	Non-Waiver	27
21.4	Assignment by EL	27
21.5	Assignment by Aerin LLC	27
21.6	Non-Solicitation	27
21.7	Severability	28
21.8	Governing Law	28
21.9	Jurisdiction	28

EXECUTION COPY

21.10	Injunction.	28
21.11	Mediation.	28
21.12	Exhibits and Schedules	28
21.13	Headings	28
21.14	Counterparts	29
Signature Block		30

EXECUTION COPY

LICENSE AGREEMENT

THIS License Agreement (“Agreement”) is entered into as of the 6th day of April, 2011, by and among AERIN LLC, a Delaware Limited Liability Company, having its offices  in New York, New York (“Aerin LLC”), and  AERIN LAUDER ZINTERHOFER (“ALZ”) on the one hand and ESTEE LAUDER INC., a Delaware corporation, having its offices at 767 Fifth Avenue, New York, New York 10153 (“EL”) on the other, with reference to the following premises.

PREMISES

A.           ALZ is the sole owner of Aerin LLC as of the date hereof.

B.           Aerin LLC has acquired from JW Brands LLC, a Delaware limited liability company wholly owned by ALZ (“JW Brands”), certain exclusive rights to use and authorize the use of the trademark “AERIN” in connection with certain products and services, including Licensed Products (as defined below).

C.           ALZ, Aerin LLC and certain of its Affiliates (whether now existing or hereafter formed) are committed to developing, marketing and selling, either directly or through licensees, the Aerin Lifestyle Brand (as defined below).

D.           EL and its Affiliate Estee Lauder Cosmetics Ltd. are the owners of, and have established goodwill in and to, the trademarks ESTEE LAUDER, LAUDER and EL Logo, among others (collectively the “EL Trademarks”).

E.           EL has extensive experience manufacturing, distributing, selling, advertising and promoting fragrances, cosmetics, skin care products, grooming products, toiletries and related products with high standards of quality.

F.           JW Brands is the owner, and, pursuant to a certain license between JW Brands and Aerin LLC dated as of December 1, 2010 (the “Master License Agreement”) Aerin LLC is the exclusive licensee, of the AERIN, A logo, and related trademarks, which trademarks EL desires to use on and in connection with the manufacture, distribution, sale, advertising and promotion of Licensed Products in the Territory (as defined below) and Aerin LLC is willing and has the authority to grant an exclusive license to EL in that regard, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of these premises and the mutual covenants herein expressed, and for other good consideration, which the parties hereby acknowledge, the parties hereby agree as follows.

ARTICLE 1. DEFINITIONS

1.1  A&P Materials shall mean all labels, tags, tickets, collateral, materials used in Advertising and Promotion, and all other forms of identification affixed to or connected with the Licensed Products.

1.2  Advertising and Promotion shall mean the advertisement, promotion and marketing of the Licensed Products, including, to the extent used in connection with the Licensed Products,

EXECUTION COPY

“blow-ins,” retail statement enclosures, scented remit envelopes, sampling, in-store and point-of-sale visuals and materials, store advertising, in-stock scented vehicles, scent strips, co-op advertising, store catalogs, promotional sweepstakes or gifts-with-purchase and the like, demonstrations by floor salespersons and selling specialists, in-store support/field selling, in-store design and amortization of counter construction, website design and construction and other store promotion expenses, pop-up shops, shop-in-shops, direct mail advertising, print advertising, television-related expenses, radio advertising, on-line, electronic and wireless advertising, in-store selling locations, creative and brand development costs, usage rights, general public relations, in-store testers, displays and other related visual materials, personal appearances and other forms of promotional advertising currently known or later invented.

1.3  Aerin Lifestyle Brand shall have the meaning assigned to such term in Section 4.1.

1.4  Affiliate shall mean, with respect to any person, any association, corporation, partnership, joint venture or other entity a majority of whose issued and voting shares or equity interest is owned or controlled directly or indirectly by such person, is under common control with such person, or owns or controls a majority of the voting shares or equity interest directly or indirectly of such person.  For purposes of this Agreement, ALZ and Aerin LLC shall not be deemed to be Affiliates of ELC, and ELC and its subsidiaries shall not be deemed to be Affiliates of ALZ and Aerin LLC.

1.5  ALZ Identifiers shall mean ALZ’s name, signature, photograph, image, likeness, voice, performance, biographical information and/or other indicia of her identity as mutually agreed.

1.6  Ancillary Intellectual Property or Ancillary IP shall mean all copyrights, design patents and trade dress rights, which exist or which may be created in the future, in or to the Packaging and A&P Materials for or used in connection with the Licensed Products.

1.7  Annual Period shall mean the period beginning as of the date above through June 30, 2013, and, thereafter, each twelve-month period beginning on July 1 and ending on June 30.

1.8  Authorized Distributors shall mean any company or companies (not including an Affiliate of EL) granted the right by EL or its Affiliates pursuant to the terms of this Agreement to distribute and sell the Licensed Products in one or more specific countries in the Territory.

1.9  Capsule Cosmetics Collection shall mean a limited line of Cosmetic Products sold under the Licensed Trademarks whether alone or in conjunction with (or as a sub-brand of) the Estee Lauder brand.

1.10  Core Beauty Products shall mean cosmetics, fragrances, toiletries, skin care, hair care, gift sets and value sets consisting of any of the foregoing, beauty accessories and products and services related to all of the foregoing, all to the extent bearing or sold under the Licensed Trademarks.

1.11  Cosmetic Products shall mean Licensed Products that constitute cosmetics products as that term is understood in the industry, including without limitation color cosmetics, skin care, toiletries, hair care and beauty accessories.

EXECUTION COPY

1.12  EL Formulas  shall have the meaning assigned to such term in Section 6.5.

1.13  EL Trademarks shall have the meaning assigned to such term in Premise D.

1.14     EL’s Travel Policy shall mean the Estee Lauder Companies, Inc. Travel, Entertainment & Business Expense Policy as amended from time to time.

1.15  Fragrance Products shall mean Licensed Products that are primarily marketed as fragrance products as that term is understood in the industry, including without limitation, cologne, perfume and fragrance ancillaries.

1.16  Gross Sales shall mean the total for any period of the invoiced amount of Licensed Products shipped by or on behalf of EL or its non-retail Affiliates to Authorized Distributors, if any, and retailers, before any deductions for discounts and returns, insurance and freight.

1.17  Initial Term shall have the meaning assigned to such term in Section 3.1.

1.18  Inventory shall mean EL’s inventory of Licensed Products and related work in progress (including Licensed Products and work in progress in possession of EL’s Affiliates, third party manufacturers and sub-contractors).

1.19  Licensed Products shall mean Core Beauty Products and Non-Core Beauty Products.

1.20  Licensed Trademarks shall mean (a) the trademarks set forth in Exhibit A attached hereto, (b) any other trademark now or in the future associated with JW Brands, Aerin LLC and/or ALZ, (c) New Secondary Marks (as defined below), and (d) all variants of any of the foregoing, all as approved by Aerin LLC.

1.21  Licensee’s Outlet Stores shall have the meaning assigned to such term in Section 7.6.

1.22  Lifestyle Licensees shall mean any third parties (other than EL or Affiliates of Aerin LLC) licensed by Aerin LLC to manufacture and sell high-end lifestyle, accessories and fashion products or services under the Aerin Lifestyle Brand.

1.23  Net Sales shall mean Gross Sales of Licensed Products by EL or its Affiliates, excluding Sales to Aerin LLC made pursuant to Section 7.6 herein and/or sales through Licensee’s Outlet Stores, less (to the extent such amounts were included in Gross Sales) (a) actual credits for returns, (b) actual, reasonable and customary trade discounts, bonification payments outside the United States and, to the extent they do not subsidize products other than Licensed Products, price allowances (excluding advertising allowances and co-op advertising), (c) actual shipping costs on Internet sales invoiced by EL, and (d) sales tax, if any.

1.24  New Secondary Marks shall mean trademarks to be used as product names on Licensed Products, such marks subject to the prior approval of Aerin LLC.

1.25  Non-Core Beauty Products shall mean cosmetic bags sold empty, tote bags, and fragranced candles and products and services customarily associated with all of the foregoing, all to the extent bearing or sold under the Licensed Trademarks.

EXECUTION COPY

1.26  Other Prestige Trademarks shall mean trademarks associated with prestige lines of lifestyle and other luxury goods of the types, quality and reputation substantially similar to the lifestyle and other luxury goods sold under the marks Porthault, Chanel, Hermes, Prada, Armani, Louis Vuitton, Gucci and Christian Dior as of the date hereof.

1.27  Packaging shall mean product packaging for Licensed Products including primary and secondary packaging as those terms are understood in the industry.

1.28  Prestige Retailers shall mean department stores, specialty stores, store-in-store concessions in department and/or specialty stores, perfumeries, prestige catalogs, travel retail, Internet, mobile or other digital media channels of EL or its Affiliates, Aerin LLC or its Affiliates or any of their respective retail partners and such other distribution channels as determined by EL in its discretion following consultation with Aerin LLC and consistent with the high-end image of the brand.

1.29  Product Development Calendar shall have the meaning assigned to such term in Section 7.2.

1.30  Product Launch shall mean the availability of Licensed Products at retail.

1.31  Renewal Term shall have the meaning assigned to such term in Section 3.2.

1.32  Renewal Threshold shall have the meaning assigned to such term in Section 3.2.

1.33  Royalty Amount shall have the meaning assigned to such term in Section 9.1.

1.34  Sales to Aerin LLC shall have the meaning assigned to such term in Section 7.5.

1.35  Term shall mean the Initial Term and any Renewal Terms.

1.36  Territory shall have the meaning assigned to such term in Section 2.3.

ARTICLE 2. GRANT

2.1  License.

a.  Subject to the terms and conditions contained herein, Aerin LLC and ALZ grant to EL during the Term an exclusive license to use the Licensed Trademarks, ALZ Identifiers and Ancillary IP in connection with the manufacture, distribution, sale, advertising and promotion of the Core Beauty Products in the Territory subject to the approval of Aerin LLC, in accordance with Article 5.

b.  Subject to the terms and conditions contained herein, Aerin LLC and/or ALZ grant to EL during the Term a non-exclusive license to use the Licensed Trademarks, ALZ Identifiers and Ancillary IP in connection with the manufacture, distribution, sale, advertising and promotion of the Non-Core Beauty Products in the Territory subject to the approval of Aerin LLC, in accordance with Article 5.

EXECUTION COPY

c.  Any rights not expressly granted hereunder are reserved by Aerin LLC and ALZ, as the case may be.

2.2  Sublicense.  No right for EL to sublicense is granted with respect to the Licensed Trademarks, ALZ Identifiers and Ancillary IP for the manufacture of Licensed Products, except that EL may authorize an Affiliate of EL and/or a third party to use the Licensed Trademarks, ALZ Identifiers and Ancillary IP in the manufacture of Licensed Products on behalf of and solely for sale to EL and/or its Affiliates.

2.3  Territory.  The territory covered by this Agreement (the “Territory”) shall be worldwide.

ARTICLE 3. TERM OF THE AGREEMENT

3.1  Initial Term.  The initial term of this Agreement will commence as of the date hereof and continue for five (5) Annual Periods (the “Initial Term”), unless sooner terminated in accordance with the terms of this Agreement.

3.2  Renewal Term.

a.  This Agreement shall automatically renew for three (3) additional five (5) year periods (each a “Renewal Term”), provided that:  (1) EL does not give written notice of its intent not to renew at least twelve (12) months before the end of the Initial Term or the then-current Renewal Term (as applicable); and (2) Net Sales for the final Annual Period of the then current term (i)(a) are reasonably projected  to equal or exceed the applicable Renewal Threshold (as defined below) or (b) as of six (6) months before the end of the applicable Term, are reasonably projected  to equal at least 50% of the Renewal Threshold and (ii) no later than such time, EL elects to cure any shortfall by paying to Aerin LLC (within 45 days of the end of the final Annual Period) royalty on the difference between the Renewal Threshold amount and actual Net Sales for such Annual Period (the “Cure Payment”) (such election being deemed to occur where clause (1) is satisfied).  The percentage to be used in calculating such royalty shall be determined by calculating the weighted average of the royalty paid by EL to Aerin LLC during the final Annual Period.  For purposes of this provision, the “weighted average” shall be calculated as follows: total Royalty Amount paid by EL during final Annual Period divided by total Net Sales during final Annual Period.

b.  The “Renewal Threshold” for the first Renewal Term shall be fifteen million dollars ($15,000,000). Provided that Aerin LLC business has commercialized at least three (3) third party licenses for the manufacture, sale and distribution of the Aerin Lifestyle Brand (for avoidance of doubt, excluding the license with EL), the Renewal Threshold for the second and third Renewal Terms shall be increased as follows:  the Renewal Threshold for the second Renewal Term shall be twenty million dollars ($25,000,000) and the Renewal Threshold for the third Renewal Term shall be thirty million dollars ($30,000,000).

ARTICLE 4. AERIN LLC’S AND ALZ’S ASSISTANCE

4.1  Development of the Aerin Lifestyle Brand.  Within eighteen (18) months of execution hereof, Aerin LLC shall use commercially reasonable efforts, either directly or in cooperation with an Affiliate of Aerin LLC, to develop and, directly or through Lifestyle Licensees,

EXECUTION COPY

manufacture and sell commercially reasonable quantities of products and services other than Core Beauty Products under some or all of the Licensed Trademarks (the “Aerin Lifestyle Brand”).    All such products and services shall meet the quality standards set forth in Section 6.2(a).  The parties hereto agree that “commercially reasonable quantities” shall mean at least one line of products (such as eyewear, accessories and/or home products).  Under no circumstances shall the resources of EL and/or its Affiliates be used to develop, manufacture, market and/or sell the Aerin Lifestyle Brand.

4.2  Development of Licensed Products.  EL shall develop all product formulas, package designs, creative materials, and, if applicable New Secondary Marks for Licensed Products in consultation and cooperation with Aerin LLC.  Promptly after execution hereof Aerin LLC shall designate ALZ and members of its design staff to collaborate with EL personnel to develop Licensed Products (including Packaging) and A&P Materials.  All Licensed Products (including Packaging) and all A&P Materials shall be approved by Aerin LLC in accordance with Article 5.  ALZ and the appropriate officer of Aerin LLC shall be invited to attend and participate in all material meetings related to the design of Licensed Products and Packaging and/or the creation of A&P Materials and, on reasonable request, shall receive periodic updates related to the foregoing. EL shall pay all reasonable travel expenses in connection with ALZ’s obligations under this Section 4.2 in compliance with EL’s Travel Policy at the level of a Division Head (as that term is used in EL’s Travel Policy) provided that ALZ’s air and hotel accommodations will be consistent with ALZ’s past usage when traveling on EL business and, if possible, consistent with EL’s Travel Policy.

4.3  PR Participation.  The parties agree that the participation of ALZ is necessary for the promotion of the Licensed Products.  ALZ shall appear at mutually agreeable events related to the promotion of Licensed Products, and, subject to ALZ’s professional availability, shall make no less than ten (10) personal appearances during each Annual Period during which there is a Product Launch of:  (1) any line of Licensed Products that EL is required to launch under the Agreement; and/or (2) any Additional Product that EL agrees to launch. Such personal appearances may include appearances at store launches, interviews, press conferences and other media events.  EL shall pay all reasonable travel expenses in connection with ALZ’s obligations under this Section 4.3 in compliance with EL’s Travel Policy at the level of a Division Head provided that ALZ’s air and hotel accommodations will be consistent with ALZ’s past usage when traveling on EL business and, if possible, consistent with EL’s Travel Policy.

4.4  Exclusivity.  During the Term, Aerin LLC and ALZ shall not authorize or permit the use of the Licensed Trademarks, ALZ Identifiers or Ancillary IP on behalf of any cosmetics or skin care company or on or in connection with any product or service that constitutes a Core Beauty Product and directly or indirectly competes with the current products of EL and/or its Affiliates.  Moreover, Aerin LLC and ALZ shall not render any creative services, give any testimonials or endorsements in any advertising in any medium, or engage in any marketing, advertising, and/or promotional activities on behalf of any cosmetics or skin care company or on or in connection with any product or service that constitutes a Core Beauty Product or competes with the current products of EL and/or its Affiliates.  For avoidance of doubt, nothing herein is intended to preclude Aerin LLC, ALZ and/or Lifestyle Licensees from any such activities related to Non- Core Beauty Products, or to preclude charitable endeavors or participating in industry panels, publications, events and conferences.

EXECUTION COPY

4.5  Non-Disparagement.  During the Term and for two (2) years thereafter, no party shall, directly or indirectly, make any public statement or representation regarding its or his/her opinion of the other(s), or its Affiliates or their products in which such person disparages such persons or products, other than statements contained in and relevant to any claim or defense contained in a pleading filed in connection with a court, arbitral or mediation proceeding between the parties to enforce or judicially construe this Agreement or otherwise involving the parties hereto, or which may be required by law.  Nothing herein shall preclude either party from making true statements of fact.

4.6  Reputation.  ALZ’s conduct shall be with due regard to public conventions and morals, and ALZ has not and shall not commit any act that, in EL’s reasonable judgment, has a materially adverse effect on the goodwill associated with the Licensed Trademarks and/or EL Trademarks.  If (i) ALZ’s obligation under the preceding sentence is breached or (ii) ALZ dies, ceases to be active in Aerin LLC, or suffers a material disability that impairs her ability to provide creative services hereunder or in connection with the Aerin Lifestyle Brand for a period of six (6) months, EL, in its sole discretion, may terminate this Agreement on no less than three (3) months written notice to Aerin LLC, such notice to be provided no later than thirty (30) days following the date that EL has actual knowledge of the applicable trigger for termination.

4.7  Acknowledgment of EL’s Rights.  Aerin LLC and ALZ acknowledge EL’s rights in and to the EL Trademarks including without limitation the LAUDER name and trademark.  Aerin LLC and ALZ shall not authorize the use of or use in any manner (whether or not constituting a trademark use), including without limitation as part of a domain name, on products or in marketing, advertising and/or promotional materials and/or to sell the Aerin Lifestyle Brand or other products or services, the EL Trademarks, including without limitation, the LAUDER name, the name AERIN LAUDER or the phrase AERIN BY AERIN LAUDER, in each case, without prior written consent of both the CEO and Executive Chairman of the Estee Lauder Companies Inc(“ELC”) in their sole discretion, ELC to provide such approval or disapproval within twenty (20) business days after receipt of such request in writing.  Each proposed use shall be considered on a case by case basis and approval by ELC of a particular use shall not be construed as approval of future uses that differ from a previously approved use in a material respect.  Notwithstanding the foregoing, nothing herein is intended to prevent ALZ from using the “Aerin Lauder” name in a strictly personal capacity.  (By way of example, to identify herself as the founder or principal of Aerin LLC.)

4.8  EL Acknowledgment of Aerin LLC’s Rights.  EL acknowledges the rights of JW Brands and Aerin LLC in and to the Licensed Trademarks including without limitation the AERIN name and trademark, and EL and its Affiliates shall not use in any manner (whether or not constituting a trademark use), including without limitation on products or in marketing, advertising and/or promotional materials, the Licensed Trademarks (including without limitation the AERIN name and trademark) except as expressly permitted by this Agreement.

4.9  Acknowledgment.  Each of Aerin LLC and ALZ, on the one hand, and EL, on the other, acknowledge that without the foregoing acknowledgments in Sections 4.7 and 4.8, respectively, the other parties hereto would not have entered into this Agreement.

EXECUTION COPY

4.10  EL Development and Marketing Team.  Within 30 (thirty business days of the date hereof, EL shall identify to Aerin LLC the key members of the development, marketing and sales team for the Licensed Products, and in connection therewith shall consider in good faith any suggestions that Aerin LLC may have regarding the members of such team.

ARTICLE 5. APPROVALS

5.1  Approvals. The parties agree that the timely submission and review of approval requests are important to the successful and timely execution of the contemplated business plans and that each party shall undertake to use all reasonable business efforts to review and provide timely review and feedback with respect to such approval requests.  A submission for approval so submitted will be deemed approved unless Aerin LLC delivers a notice of disapproval within ten (10) business days after receipt of the request from EL.

5.2  Licensed Products, Packaging and A&P Materials.

a.  Aerin LLC and EL shall consult with each other at the concept stage in the development of a line of Licensed Products for each Product Launch and Aerin LLC shall collaborate with EL in the development of such items, and have the right to approve all Licensed Products (including Packaging) and A&P Materials.

b.  After the concept stage and design components for each Product Launch have been approved by Aerin LLC, EL shall prepare prototype samples of each Licensed Product comprising such Product Launch and, upon reasonable request, shall deliver to Aerin LLC two prototype samples of each such Licensed Product for inspection and approval at the times provided in the Product Development Calendar.

c.  After any sample Licensed Product has been approved by Aerin LLC, EL shall not materially modify such Licensed Product without the prior approval of Aerin LLC.

d.  In the event of disagreement between the parties as to future Licensed Products, Packaging and/or A&P Materials, Aerin LLC shall provide EL with a written outline of Aerin LLC’s reasons for disagreement and diligently work with EL in good faith to propose an alternative solution for the proposed Licensed Products and Packaging that satisfies EL’s reasonable weighted average cost of goods sold requirements by category (not to exceed 20% of US wholesale price for Cosmetic Product SKUs and 17% of US wholesale price for Fragrance Product SKUs) and/or the proposed A&P Materials that satisfies EL’s reasonable cost parameters. EL shall diligently and in good faith work with Aerin LLC to resolve any such disagreements.  The parties shall use their reasonable best efforts to cooperate and rectify the basis for any disagreement within a time period required to meet reasonable production deadlines and other requirements of both parties and to resolve any disagreement relating to the design and composition of the Licensed Products (including the selection of fragrances), Packaging and/or A&P Materials in compliance with EL’s cost objectives described above.  In the event that the parties are not able to agree on a mutually acceptable Licensed Product, Packaging and/or A&P Materials, the applicable launch requirement shall be delayed until such time as the parties reach agreement and for a period that reflects the time lost in disagreement.

EXECUTION COPY

ARTICLE 6. DESIGN AND MANUFACTURING

6.1  Marketing Plan.

a.  By July 1, 2011, and on or before each July 1 of each subsequent Annual Period, EL shall submit to Aerin LLC a marketing and promotion plan for the next Annual Period. The marketing plan also shall include projected sales volumes for Licensed Products, in accordance with EL’s standard recording/reporting practices.  EL shall consult with Aerin LLC but shall have final decision making power with regard to the marketing and promotion plan.

b.  By July 1, 2011, and on or before each July 1 of each subsequent Annual Period until the Aerin Lifestyle Brand is launched, Aerin LLC shall provide to EL information regarding Aerin LLC’s anticipated business activities to assist EL in developing marketing synchronicity between License Products and the Aerin Lifestyle Brand.  Following the launch of the Aerin Lifestyle Brand, on or before each July 1 thereafter, Aerin LLC shall provide EL with a marketing and promotion plan showing aggregated marketing and promotion information for the Aerin Lifestyle Brand for the next Annual Period in order to assist in marketing synchronicity between Licensed Products and the Aerin Lifestyle Brand.  Notwithstanding the foregoing, Aerin LLC shall not be required to disclose confidential information of third parties to EL.

6.2 Overall Commitment to Quality.

a.  Aerin LLC will maintain the distinctiveness of the Licensed Trademarks and Aerin Lifestyle Brand and maintain a prestige image and the high quality of the goods bearing them, whether manufactured and sold by Aerin LLC or its Affiliates or Lifestyle Licensees.  Aerin LLC agrees that it will ensure that all products bearing Licensed Trademarks (other than Licensed Products, for which EL is responsible) will be of high quality as to workmanship, design and materials used therein, will be at least generally equal in quality to products sold under the Other Prestige Trademarks, and will be distributed exclusively through Prestige Retailers.

b.  EL will ensure that all Licensed Products, Packaging, and A&P Materials utilizing the Licensed Trademarks will comply with the samples approved by Aerin LLC and high quality standards.  EL agrees that Licensed Products will be of high quality as to workmanship, design and materials used therein, and will be at least equal in quality, workmanship, appearance, design and materials to the samples of Licensed Products submitted by EL and approved by Aerin LLC pursuant to Article 5.

6.3  Monitoring Program.  The parties will each have in effect a program of monitoring manufacturing facilities, whether operated by themselves or third party licensees, manufacturers, subcontractors or suppliers, that is sufficient to ensure (a) compliance by such facilities and persons with all applicable laws and regulations pertaining to wages, overtime compensation, benefits, hours, hiring and employment, workplace conditions and safety, the environment, collective bargaining and freedom of association, (b) that products bearing the Licensed Trademarks and the components thereof are made without the use of child labor, and (c) compliance with the Foreign Corrupt Practices Act.  The parties agree that EL’s current program

EXECUTION COPY

satisfies EL’s obligations under this Section 6.3.  Aerin LLC shall have the right to conduct its own factory audits of any third party licensees, manufacturers, subcontractors or suppliers engaged by EL and also may object, acting reasonably, to the continued engagement of any particular third party licensee, manufacturer, subcontractor or supplier.  Aerin LLC shall include a monitoring obligation in any existing and/or future license agreement with a Lifestyle Licensee for the manufacture, sale and distribution of products bearing Licensed Trademarks.

6.4  Compliance with Applicable Laws. All Licensed Products manufactured and distributed by, or on behalf of, EL shall be manufactured, marked, labeled, packaged, advertised, and distributed in accordance with this Agreement and all applicable laws, rules and regulations in the Territory.

6.5  Intellectual Property Rights. Each party shall retain ownership of any intellectual property rights it develops prior to or in connection with this Agreement, provided that, as between the parties: Aerin LLC and/or ALZ shall exclusively own the Licensed Trademarks, ALZ Identifiers, and Ancillary IP; and EL shall exclusively own the EL Trademarks and any formulas and/or colors that EL: (i) may develop for the Licensed Products or for use in connection with the Licensed Products, or (ii) in the past has developed or used or in the future may develop for use in its many lines of products not sold under the Licensed Trademarks, (collectively the “EL Formulas”).  EL may freely use such EL Formulas in its other lines of products aside from the Licensed Products and retains all rights in the EL Trademarks.

6.6  Development and Manufacture.  After Aerin LLC approves a Licensed Product under Section 5.2, EL shall make commercially reasonable efforts to proceed with the completion of the development and commercial production of such Licensed Product and shall show, offer for sale, sell and ship such Licensed Product in a timely manner in accordance with industry standards.  EL shall be responsible for designing and developing all Licensed Products, making samples and overseeing the production of Licensed Products, and EL shall bear all costs thereof.

ARTICLE 7. SALES AND MARKETING

7.1  Exploitation.  EL will use commercially reasonable efforts to exploit the license throughout the Territory taken as a whole consistent herewith and with EL’s efforts for its other comparable products.  The choice of countries (other than the United States) in which Licensed Products shall be marketed and the efforts made in each country shall be in the sole discretion of EL, after considering in good faith the suggestions of Aerin LLC.  EL shall consult with Aerin LLC regarding such choices from time to time.  In the event that Aerin LLC informs EL in writing that it reasonably believes, after consultation with EL and trademark counsel, that sales of Licensed Products in a particular country would give rise to trademark liability and EL proceeds with a launch in such country after receiving such written notice from Aerin LLC, Aerin LLC's duty to indemnify EL pursuant to Section 17.2 for any future sales in such country shall be deemed waived.

7.2  Product Development Calendar; Quarterly Meetings.  On or about July 1 of each Annual Period, EL shall deliver to Aerin LLC a timetable setting forth target dates of product development, sample submissions, required approvals, launch dates and the like in order to meet a scheduled Product Launch date and/or development and launch of new Licensed Products (a

EXECUTION COPY

“Product Development Calendar”).  EL shall consult with Aerin LLC in the preparation of such Product Development Calendar and shall give due consideration to Aerin LLC’s requests to amend the Product Development Calendar or the allocation of resources thereunder.

7.3  Product Launches.  EL, with Aerin LLC’s reasonable participation (which shall include ALZ’s reasonable assistance), shall complete the following Product Launches:

a.  EL shall use commercially reasonable efforts to launch in the United States a Capsule Cosmetics Collection within twelve (12) months of execution of this Agreement, provided that if EL does not launch such Capsule Cosmetics Collection within twelve (12) months, but such Capsule Cosmetics Collection is in development and EL is making commercially reasonable efforts to launch as soon as practicable after such date, and such launch occurs in no event more than eighteen (18) months after execution of this Agreement, EL shall not be considered to be in breach of its launch requirements under this Section 7.3.a.  Notwithstanding the preceding sentence, EL shall not be required to launch the Capsule Cosmetic Collection unless and until:  (i) Aerin LLC and/or the Lifestyle Licensee(s) launch commercially reasonable quantities of products under the Aerin Lifestyle Brand.

b.  Within 12 months of the launch of the Capsule Cosmetics Collection, EL shall launch additional Licensed Products, the number of additional and type of SKUs shall be within EL’s reasonable commercial judgment and dependent upon the success of the Capsule Cosmetics Collection.

c.  In the event that Net Sales of Licensed Products reaches $80 million in any given Annual Period, Aerin LLC shall have the right to request that EL manage the business as a standalone line of Licensed Products rather than as a sub-brand of the Estee Lauder brand (the “Aerin Standalone Beauty Brand”).  EL shall be obligated to comply with such request within 6 months.

7.4  Distribution.   The channels of distribution for each Licensed Product and for the Aerin Lifestyle Brand shall be Prestige Retailers.  EL, following consultation with Aerin LLC, shall determine in its sole discretion the manner in which to distribute Licensed Products in Prestige Retailers and may use the EL sales force to support such distribution.  In addition, seconds and returns shall be sold as set forth in Sections 7.6 and 7.7.

7.5  Products for Aerin LLC’s Use and Resale.  EL will supply reasonable quantities of Licensed Products to Aerin LLC, at EL’s expense, as reasonably requested for Aerin LLC’s public relations purposes, showrooms, fashion shows, advertising, and ALZ’s personal use.  EL shall sell Licensed Products to Aerin LLC and its Affiliates for resale in stores operated or controlled by Aerin LLC and/or its Affiliates and Aerin LLC’s website, at a price equal to fifty percent (50%) off local MSRP (“Sales to Aerin LLC”).  Such Sales to Aerin LLC shall not be included in Net Sales for purposes of calculating the Royalty Amount and/or EL’s Annual A&P Minimum.  EL’s obligation to provide sales support to Aerin LLC shall be limited to the provision of a commercially reasonable number of testers and samples not to exceed 12 testers per testable SKU per door per Annual Period and 1500 vial samples per door per Annual Period.

EXECUTION COPY

7.6  Disposal of Seconds.  To the extent permitted by law, EL shall sell Licensed Products which are seconds (as that term is commonly understood in the industry) only in its Affiliates’ outlet store locations and in restricted admission stores located anywhere (collectively “Licensee’s Outlet Stores”) and will destroy seconds not so sold or donate them to charity in accordance with EL’s and its Affiliates’ existing practices.  EL shall sell seconds only as a cost recovery method and consistent with reasonable industry practices regarding the sale of seconds.  Such sales shall not be included in Net Sales for purposes of calculating the Royalty Amount and/or EL’s Annual A&P Minimum.

7.7  Disposal of Returns.  To the extent permitted by law and subject to all appropriate notices required under each applicable jurisdiction, EL may sell Licensed Products which are returns in Licensee’s Outlet Stores and may also donate to charity such returns not so sold in accordance with EL’s and its Affiliates’ existing practices, provided that the acceptance and distribution of such returns comply with standard industry practice for products bearing Other Prestige Trademarks.  EL shall not manufacture products for sale to Licensee’s Outlet Stores and shall sell returns only as a cost recovery method and consistent with reasonable industry practices regarding the sale of returns.  Such sales shall not be included in Net Sales for purposes of calculating the Royalty Amount and/or EL’s Annual A&P Minimum.

ARTICLE 8.  ADVERTISING AND PROMOTION

8.1  EL’s Minimum Advertising and Promotion Expenditure.  EL shall be required to spend a specified minimum on Advertising and Promotion (“EL’s Annual A&P Minimum”). EL’s Annual A&P Minimum shall be equal to 20% of Net Sales in any given Annual Period during the Initial Term and 15% of Net Sales in any given Annual Period thereafter, provided that in no event shall EL’s Annual A&P Minimum exceed 50% of Aerin LLCs’s A&P Spend (as defined below) for any given Annual Period.

8.2  Aerin LLC’s Brand Building Requirements. Pursuant to Section 6.1(b) herein, on July 1 of each Annual Period, Aerin LLC shall provide EL with a marketing and promotion plan setting forth projections of planned expenditures for all Advertising and Promotion in connection with the Aerin Lifestyle Brand for each Annual Period, whether to be made directly or through Lifestyle Licensees (“Aerin LLC’s A&P Spend”).   At mid-year and the end of each Annual Period, Aerin LLC shall update such marketing and promotion plan to provide EL with aggregated actual expenditures by Aerin LLC and the Lifestyle Licensees for the first half and entire Annual Period, respectively so that EL shall be able to calculate EL’s Annual A&P Minimum pursuant to Section 8.1.  EL acknowledges that such information constitutes Confidential Information of Aerin LLC and shall be subject to the terms of Section 12.1.

8.3  Public Announcements.  During the Term, all press releases and other public announcements related to this Agreement, including without limitation the terms of this Agreement, and each Product Launch, are subject to written approval by both Aerin LLC and EL.  The parties shall be permitted to repeat information contained in previously approved press releases without further approval.

EXECUTION COPY

ARTICLE 9. ROYALTIES

9.1  Royalty Amount.

a.  EL shall pay to Aerin LLC a royalty amount (the “Royalty Amount”) calculated according to the level of Net Sales as follows:

(i)  Cosmetic Products:  four percent (4%) of Net Sales for Net Sales up to forty million dollars ($40,000,000) in any given Annual Period and five percent (5%) of Net Sales for Net Sales in excess of forty million dollars ($40,000,000) in any given Annual Period.

(ii)  Fragrance Products:  five percent (5%) of Net Sales.

b.  Royalty Amounts shall be paid to Aerin LLC quarterly in arrears on the fifteenth (15th) day of November, February, May and August respectively in respect of the Net Sales achieved during the fiscal quarter concluding on the last day of the month preceding such payment date.

c.  For the avoidance of doubt, no Royalty Amount shall be payable on:  (i) employee gifts or charitable contributions and other donations or giveaways of Licensed Products; (ii) Sales to Aerin LLC and/or (iii) sales of Licensed Products through Licensee’s Outlet Stores in accordance with Sections 7.6 and 7.7 herein.

9.2  Royalty Statements.  Concurrently with payments under Section 9.1, EL will provide to Aerin LLC a royalty statement certified as true and accurate by a comptroller of EL setting forth a computation of Net Sales. At Aerin LLC’s request and expense, EL also shall provide to Aerin LLC an annual royalty statement certified as true and accurate by an independent accounting firm.  EL will provide to Aerin LLC in the royalty statement all information it generally provides to its other licensors and such information as Aerin LLC may reasonably request and list Net Sales made in a foreign currency showing the foreign currency and the conversion to US dollars using the exchange rate of the applicable currency for the last day of the relevant quarter (or the next business day if such day falls on a weekend or holiday) as set forth in the U.S. edition of The Wall Street Journal or any other financial publication subsequently agreed in writing by Aerin LLC and EL.  If EL is legally prohibited from converting the currency in which sales are made to dollars, it may pay the relevant portion of the Royalty Amount in the source currency.

9.3  Weekends and Holidays.  In the event that a payment hereunder is due on a weekend or legal federal or New York holiday, the payment shall be deemed due instead on the next business day.

ARTICLE 10.	MANNER OF PAYMENT, INTEREST, BOOKS AND RECORDS, INSPECTION

10.1  Manner of Payment.  All payments required by EL hereunder will be made to Aerin LLC by wire transfer in U.S. Dollars to an account in accordance with instruction from Aerin LLC.

EXECUTION COPY

10.2  Taxes.  EL will bear all taxes, duties and other governmental charges in the Territory relating to or arising under this Agreement, including without limitation, any state or federal income taxes (except withholding taxes on royalties and taxes on the income or gross receipts of Aerin LLC), any stamp or documentary taxes or duties, turnover, sales or use taxes, value added taxes, excise taxes, customs or exchange control duties and any other charges relating to or on any royalty payable by EL to Aerin LLC.  EL will obtain, at its own cost and expense, all licenses, reserve bank, commercial bank or other bank approvals, and any other documentation necessary for the importation of materials and the transmission of royalties and all other payments relevant to EL’s performance under this Agreement.  If any tax or withholding is imposed on royalties, such amounts shall be deducted from the Royalty Amount payable to Aerin LLC and EL shall obtain certified receipts evidencing the tax payment or withholding and transmit it to Aerin LLC upon Aerin LLC’s reasonable request.  Aerin LLC will reasonably cooperate with EL, at EL’s expense, in obtaining any of the foregoing approvals or documentation.

10.3  Books and Records.  EL agrees to keep accurate books and records covering all transactions relating to the license granted by this Agreement, Net Sales, EL’s Annual A&P Minimum and the computation of the Royalty Amount.  Aerin LLC’s representatives shall have the right at reasonable times during the Term, and for three (3) years after its termination, to examine and/or audit said books and records (including customer invoices, invoices indicating Advertising and Promotion expenditures and manufacturing records) and make extracts or copies thereof for the purpose of verifying payments due and expenditures required hereunder.  This right of examination shall be exercisable once during each Annual Period, during normal business hours at a date and time to be approved by EL, such approval not to be unreasonably withheld, upon at least thirty (30) business days prior written notice.

10.4  Underpayments.  If, upon any examination of EL’s books and records, Aerin LLC discovers and gives EL reasonable evidence of any undisputed royalty underpayment by EL, EL will make all payments required to be made to correct and eliminate such underpayment within thirty (30) days after Aerin LLC’s demand and delivery of the evidence therefor.  In addition, if said examination reveals an undisputed royalty underpayment of the greater of (a) $75,000 or (b) ten (10%) percent or more, for any royalty period, EL will reimburse Aerin LLC the reasonable cost of said examination within forty five (45) days after Aerin LLC’s demand and delivery of evidence reasonably supporting the cost of said examination.

10.5  Overpayments. If, upon any examination of EL’s books and records, Aerin LLC discovers any royalty overpayment by EL, EL shall receive a credit for such overpayment against future Royalty Amounts due.

10.6  Interest.  If EL fails to pay to Aerin LLC any sum owing to Aerin LLC hereunder or in connection herewith in full when due, EL shall pay interest on any unpaid balance from and including the date the payment becomes due until the date of payment at a rate equal to the prime rate prevailing in New York City at JP Morgan Chase during the period of delinquency plus three percent (3%) or the maximum rate of interest that can legally be charged to EL, if lower.

EXECUTION COPY

ARTICLE 11. REPRESENTATIONS AND WARRANTIES

11.1  Representations and Warranties of EL. EL hereby represents, warrants and covenants that:

a.  it has the full right, power and authority to enter into this Agreement, and to perform all of its obligations hereunder;

b.  it is financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder;

c.  it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

d.  all necessary corporate acts have been effected by it to render this Agreement valid and binding upon it; and

e.  in its negotiations relative to this Agreement, it has not utilized the services of any finder, broker or agent, and it owes no commission or fees to any such person in relation hereto.  EL agrees to indemnify Aerin LLC against, and hold it harmless from, any and all liabilities (including, without limitation, reasonable legal fees) to any person, firm or corporation claiming commissions or fees in connection with this Agreement or the transactions contemplated hereby as a result of an agreement with or services rendered to EL.

11.2  Representations and Warranties of Aerin LLC.  Aerin LLC hereby represents, warrants and covenants that:

a.  it has the full right, power and authority to enter into this Agreement, and to perform (and cause its designee to perform) all of its obligations hereunder or in connection herewith;

b.  it is financially capable of undertaking the business operations which it conducts or may conduct and of performing its obligations hereunder;

c.  it is a limited liability company organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

d.  all necessary acts have been effected by it to render this Agreement valid and binding upon it;

e.  in negotiations relative to this Agreement, it has not utilized the services of any finder, broker or agent, and it does not owe any commission or fees to any such person in relation hereto.  Aerin LLC agrees to indemnify EL against, and hold it harmless from, any and all liabilities (including, without limitation, reasonable legal fees) to any person, firm or corporation claiming commissions or fees in connection with this Agreement or the transactions contemplated hereby as a result of an agreement with or services rendered to Aerin LLC;

EXECUTION COPY

f.  JW Brands is the sole and exclusive owner of, and Aerin LLC is the sole and exclusive licensee of, in each case, the registrations and applications for Licensed Trademarks identified on Exhibit A with respect to the Licensed Products and certain other fields of use including clothing and other goods and services covered by the registrations and applications;

g.  none of JW Brands, Aerin LLC, nor any person acting under its authority, has granted any other existing license to use the Licensed Trademarks, ALZ Identifiers or Ancillary IP in the Territory in connection with Licensed Products, and, during the term, subject to Section 7.4 herein, shall not grant (or authorize any person to grant) any such license in connection with products constituting Licensed Products;

h.  there are no terms in the Master License Agreement that conflict with any of the terms in this License Agreement.

i.  there are no actions, suits, legal proceedings or formal investigations pending, or to Aerin LLC’s knowledge, threatened, against or affecting Aerin LLC before any court, arbitrator or administrative or governmental body which might adversely affect or materially impair (i) the ability of Aerin LLC to grant the rights granted herein or otherwise perform its obligations under or related to this Agreement or (ii) the rights of EL hereunder.

j.  other than as identified on Schedule 11.2 hereto, there are no pending or existing adverse orders, judgments, legal proceedings or actions, formal investigations, written claims, or consent agreements, and, to Aerin LLC’s knowledge, no restrictions or encumbrances regarding or relating to the ownership or use of the Licensed Trademarks in connection with products or services constituting Licensed Products and/or the Aerin Lifestyle Brand in any jurisdiction in the Territory;

k.  the Licensed Trademarks existing as of the date hereof, and the authorized use by EL of any of them hereunder, do not and will not infringe any intellectual property rights of a third party; and

l.  no event has occurred that, at or prior to the date hereof, would have a material adverse impact on the Aerin Lifestyle Brand or on the condition (financial or otherwise) of Aerin LLC.

m.  for the avoidance of doubt, Aerin LLC makes no representation or warranty regarding “LAUDER” or any derivative thereof.

ARTICLE 12. CONFIDENTIALITY

12.1  Confidentiality.  Both Aerin LLC and EL acknowledge that, in furtherance of this Agreement, they will receive from the other information which may consist of business methods, business plans and practices, identification of personnel, customers, prospective customers and suppliers, financial information, inventions, processes, methods, products, patent applications, specifications, drawings, sketches, models, samples, designs, ideas, technical information and other confidential business information and trade secrets.  The parties recognize that these

EXECUTION COPY

materials are valuable property.  The parties acknowledge the need to preserve the confidentiality and secrecy of these materials and agree to take all necessary steps to ensure that use by the recipient, or by their contractors will in all respects preserve such confidentiality and secrecy.  Each party shall take all commercially reasonable precautions to protect the secrecy of the materials, samples, and designs described herein prior to their commercial distribution or the showing of samples for sale.  Each party shall take all reasonable precautions to protect the secrecy of the original designs created for Licensed Products prior to their advertisement, commercial distribution or the showing of samples for sale.  Neither party shall, at any time during the term of this Agreement, disclose to any third party or use for any purpose, other than as contemplated by or necessary to comply with the terms of this Agreement, any revealed or otherwise acquired confidential information and data relating to the business of the other.  Notwithstanding the foregoing, the parties shall not be required to treat any information as confidential information under this Article 12 if such information (i) was publicly known at the time it was disclosed or becomes publicly known after disclosure without breach hereof by the receiving party; (ii) was known by the receiving party at the time of disclosure or becomes known to it from a party other than the disclosing party who has the apparent right to disclose such information to the receiving party’s knowledge after due inquiry; (iii) is independently developed by the receiving party without reliance on the disclosed confidential information; (iv) is approved for disclosure by the disclosing party with the disclosing party’s prior written consent; or (v) is disclosed by the receiving party pursuant to judicial order, requirement of a governmental agency or other operation of law, provided that the receiving party informs the disclosing party promptly after receiving notice of its obligation to make such disclosure, and takes reasonable steps to limit the scope of such disclosure.  This Section 12.1 expressly replaces and supercedes the terms of any other agreement between Aerin LLC on the one hand and EL on the other relating to the treatment of confidential materials or the non-disclosure of information entered into between the parties, which agreement shall be deemed terminated and of no further effect with respect to all the parties thereto (except that confidential information provided under any prior agreement by one party to the other shall be protected and governed as though it were provided pursuant to this Agreement).

ARTICLE 13. INTELLECTUAL PROPERTY

13.1  Rights to the Intellectual Property.

a.  EL shall use and display the Licensed Trademarks, ALZ Identifiers, and Ancillary IP only in the form and manner designated or approved by Aerin LLC from time to time hereunder.  As between the parties, the Licensed Trademarks, ALZ Identifiers, and Ancillary IP and all the rights therein, and goodwill attached thereto, belong exclusively to Aerin LLC.  Any goodwill arising from the use of the Licensed Trademarks by EL and/or its permitted sublicensees shall inure to the benefit of JW Brands and sales by EL of Licensed Products and its use of the Licensed Trademarks hereunder shall be deemed to have been made by JW Brands for purposes of trademark registration.  EL will not knowingly do, or authorize or assist any person to do, any act or thing that would, in any way, adversely affect the rights of JW Brands or Aerin LLC in and to the Licensed Trademarks, ALZ Identifiers, or Ancillary IP or any goodwill arising from therefrom.  No party will knowingly do or authorize or assist any person to do, any act or thing that may reduce the value of the Licensed Trademarks, ALZ Identifiers, or Ancillary IP or detract from their reputation.

EXECUTION COPY

b.  Aerin LLC shall notify EL if it or JW Brands elect to change the form of the Licensed Trademarks, ALZ Identifiers, and Ancillary IP and EL shall effect the change as promptly as reasonably practicable and, in any event, no later than the next season after the season then in production.  However, if, after the change has been effected, EL has an inventory of Licensed Products bearing the previous form of the Licensed Trademarks, ALZ Identifiers, and Ancillary IP, EL may sell off such Licensed Products, as seconds in Licensee’s Outlet Stores and not as part of EL’s regular sales of Licensed Products, in the ordinary course.

c.  As between the parties, all trademarks, including without limitation the EL Trademarks, related goodwill and other intellectual property owned and retained by EL, as provided herein, belong exclusively to EL and this Agreement does not confer upon Aerin LLC, ALZ or their Affiliates or licensees, any right to use any such trademarks or other intellectual property.  No party will knowingly do or authorize or assist any person to do, any act or thing that may reduce the value of such trademarks, related goodwill and other intellectual property or detract from their reputation.

13.2  Protecting the Licensed Trademarks and Ancillary IP.

a.  ALZ shall cause JW Brands to use commercially reasonable efforts to apply for and maintain registrations for the Licensed Trademarks that are not New Secondary Marks, including without limitation those trademarks set forth in Exhibit A, in key markets as determined by the parties from time to time, at its sole expense, but only to the extent such Trademarks cover any products constituting Licensed Products.

b.  The parties shall cooperate with each other in securing registrations in International Class 3, and other appropriate International Classes, for the New Secondary Marks in the Territory as appropriate using EL’s in-house legal department or Aerin LLC’s trademark attorneys, at the election and sole expense of Aerin LLC, who shall file any and all applications in JW Brand’s name (or in the name of such other party as Aerin LLC reasonably may direct).  The parties shall cooperate in the handling, coordination, filing and prosecution of all new applications for registration in the Territory.  With respect to New Secondary Marks, the parties shall share equally the cost of all of the government and third-party agent costs and expenses associated with securing such registrations, including without limitation such costs associated with prosecuting or defending opposition and cancellation proceedings, searches and clearances, negotiated payments, and any and all attorneys’ fees and filing fees (collectively, “Outside Fees”), provided that EL’s in-house legal department shall be utilized to the extent commercially reasonable.  With respect to New Secondary Marks, EL shall conduct in respect of each country in which it determines to sell Licensed Products a right to use review consistent with its standard intellectual property (including trademark) clearance procedures. If at the end of the foregoing process, EL determines that payment to a third party should be made to secure the right to sell under a New Secondary Mark, in a particular country, the payment to the third party shall be borne equally by the parties.

c.  If Aerin LLC determines to apply to register a Licensed Trademark in classes other than those covering products and services constituting Licensed Products then sold by EL, Aerin LLC shall bear the trademark search and clearance costs.

EXECUTION COPY

d.  EL, at Aerin LLC’s and EL’s shared expense, shall prepare and execute all necessary documents, including, without limitation, registered user agreements, necessary to protect the Trademarks used in connection with the Licensed Products and the parties shall reasonably cooperate in connection therewith.

e.  Aerin LLC shall promptly notify EL of any restrictions on use of the Licensed Trademarks, ALZ Identifiers or Ancillary IP in connection with the Licensed Products anywhere in the Territory of which it becomes aware.

13.3  Compliance with Notice and Other Requirements.  EL will use the Licensed Trademarks in compliance with all applicable legal requirements.  Upon expiration or termination of this Agreement for any reason whatsoever, EL will execute and deliver to Aerin LLC any and all documents required by Aerin LLC for terminating any and all registered user agreements and other documents regarding EL’s use of the Licensed Trademarks.

13.4  Infringement.  Each party agrees upon its learning thereof to notify the other party promptly in writing of any potential infringement of the Licensed Trademarks, ALZ Identifiers, or Ancillary IP, or imitation or counterfeiting of Licensed Products in the Territory, of any use by any person of a trademark confusingly similar to the Licensed Trademarks for goods in International Class 3 and/or goods and services related thereto, or of any applications or registrations for the Licensed Trademarks or Ancillary IP or marks confusingly similar to the Licensed Trademarks within the Territory for use on goods in International Class 3 and/or goods and services related thereto, or of any suit or proceeding or action of unfair competition involving the Licensed Trademarks or Ancillary IP in the Territory in connection with goods in International Class 3 and goods and/or services related thereto.  Aerin LLC thereupon shall at its sole discretion and at its sole expense take such action as it deems advisable for the protection of its rights in and to the Licensed Trademarks, ALZ Identifiers, Ancillary IP, and Licensed Products and, if requested to do so by Aerin LLC, EL shall, at Aerin LLC’s expense, provide reasonable assistance to Aerin LLC in all respects, including, without limitation, by being a plaintiff or co-plaintiff in any one or more lawsuits in connection therewith and by causing its officers to execute pleadings and other related documents. The institution and conduct of litigation, the selection of attorneys and the settlement of litigation and claims affecting the Licensed Trademarks, ALZ Identifiers, and Ancillary IP in the Territory shall be entirely within the discretion of Aerin LLC and under Aerin LLC’s control.  In no event, however, will Aerin LLC be required to take any action if it deems it inadvisable to do so.   EL, may in its discretion, participate in litigation brought by Aerin LLC.  All costs and expenses, including reasonable legal fees incurred in connection with any such suits in which both parties voluntarily participate (it being agreed that the parties, where practical shall share attorneys), shall be borne equally by the parties, and each party’s expenses shall be reimbursed out of any monetary recovery obtained, and the remainder, if any, shall be divided equally between the parties taking into account any further pro rata division that may be required in the event the suit involves products and services in addition to Licensed Products.  If the monetary recovery obtained is not sufficient to fully reimburse both parties, the parties’ expenses shall be reimbursed on a pro rata basis out of such monetary recovery, taking into account any further pro rata division that may be required in the event the suit involves products and services in addition to Licensed Products.  If EL does not participate, Aerin LLC may bring such action or suit at its own expense and shall keep any recovery therefrom.  If Aerin LLC decides not to bring any action or suit, EL may (subject to

EXECUTION COPY

Aerin LLC’s reasonable objection) bring such action or suit at its own expense and shall keep any recovery therefrom. If requested to do so by EL, Aerin LLC shall, at EL’s expense, provide reasonable assistance to EL in all respects, including, without limitation, by being a plaintiff or co-plaintiff in any one or more lawsuits in connection therewith and by causing its officers to execute pleadings and other related documents.

13.5  Use of Licensed Trademarks on Business Materials.  Aerin LLC hereby consents to use by EL of a trade name incorporating a Licensed Trademark (e.g., Aerin Beauty or similar name) and to the use of such trade name in the masthead or letterhead of invoices, order forms, stationery and related materials in advertising in telephone or other directory listings; provided, however, that each such use of the Licensed Trademarks is only in conjunction with the manufacture, sale, distribution or advertisement of Licensed Products pursuant to this Agreement, and provided, further, that all such materials and the trade name itself shall be subject to Aerin LLC’s approval as if such items were A&P Materials hereunder.  All goodwill associated with such use shall be for the sole and exclusive benefit of Aerin LLC, and such materials may not include or otherwise promote any other products sold by EL.

13.6  Further Assurances.  Each of Aerin LLC, ALZ and EL shall cooperate with the others and take such steps as are reasonably requested by the others to implement the intellectual property ownership allocation contemplated, and preserve the other rights granted, by this Article 13.

ARTICLE 14. INSOLVENCY

14.1  Effect of Proceeding in Bankruptcy, etc.  If either party institutes for its protection or is made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership law, or if either party is placed in receivership or makes an assignment for benefit of creditors or is unable to meet its debts in the regular course of business, the other party may elect to terminate this Agreement immediately by written notice to the other party without prejudice to any right or remedy the terminating party may have, including, but not limited to, damages for breach.

14.2  Rights Personal.  The license and rights granted hereunder are personal to EL.  No assignee for the benefit of creditors, receiver, trustee in bankruptcy, sheriff or any other officer or court charged with taking over custody of EL’s assets or business, shall have any right to continue performance of this Agreement or to exploit or in any way use the Licensed Trademarks if this Agreement is terminated pursuant hereto, except as may be required by law.

14.3  Trustee in Bankruptcy.  Notwithstanding the provisions of Section 14.2, in the event that, pursuant to applicable bankruptcy law (the “Code”), a trustee in bankruptcy, receiver or other comparable person, of either party, as debtor (the “Debtor”), is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the Code, the trustee or the Debtor, as the case may be, must notify the other party.  Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof.  The giving of such notice will be deemed to constitute an offer to such party to have this Agreement assigned to it or its designee for such consideration, or its equivalent in money, and

EXECUTION COPY

upon such terms as are specified in the notice.  The other party may accept the aforesaid offer only by written notice given to the trustee or the Debtor, as the case may be, within fifteen (15) days thereafter.  If the non-debtor party fails to deliver such notice within the said fifteen (15) days, the trustee or Debtor may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified therein.  Nothing contained herein will be deemed to preclude or impair any rights that a party may have as a creditor in the bankruptcy proceeding.

ARTICLE 15. EXPIRATION AND TERMINATION

15.1  EL’s Right to Terminate.  In addition to other rights of termination by EL, as set forth in this Agreement, EL shall have the right, subject to Aerin LLC’s and ALZ’s right to cure set forth herein, to terminate this Agreement:

a.  If JW Brands, Aerin LLC and/or ALZ sells, distributes or authorizes others to sell or distribute Licensed Products in the Territory;

b.  If Aerin LLC and/or ALZ materially breaches any of its/her representations, warranties or covenants herein; or

c.  If Aerin LLC and/or ALZ shall otherwise fail to perform any of the material terms of this Agreement to be performed.

Upon Aerin LLC’s or ALZ’s default, EL shall have the right to notify Aerin LLC and/or ALZ of its intent to terminate the Agreement, which notice shall be in writing and shall set forth the specific reason for termination.  Aerin LLC and/or ALZ shall have sixty (60) days from receipt of such written notice to cure the alleged default.  If Aerin LLC and/or ALZ is unable to cure within the time frame set forth above for the default in question, the license hereunder shall terminate upon EL’s further written notice of termination to Aerin LLC and/or ALZ, provided that, to the extent any such default is curable but not within such sixty (60) day period and Aerin LLC and/or ALZ is diligently proceeding to cure such default, such default will not constitute grounds for a termination of this Agreement if it is cured within one hundred twenty (120) days.

15.2  Aerin LLC’s Right to Terminate.  Aerin LLC shall have the right, subject to EL’s right to cure as set forth herein, to terminate this Agreement:

a.  If EL fails to pay any Royalty Amount or any other amount indisputedly due to Aerin LLC hereunder within sixty (60) days following the end of the quarter for which they were due;

b.  If EL materially breaches any of its representations, warranties or covenants herein; or

c.  If EL shall otherwise fail to perform any of the material terms of this Agreement to be performed, not covered by the preceding paragraph.

Upon EL’s default, Aerin LLC shall have the right to notify EL of its intent to terminate the Agreement, which notice shall be in writing and shall set forth the specific reason for

EXECUTION COPY

termination.  EL shall have sixty (60) days from receipt of such written notice to cure the alleged default.  If EL is unable to cure within the time frame set forth above for the default in question, the license hereunder shall terminate upon Aerin LLC’s further written notice of termination to EL, provided that, to the extent any such default is curable but not within such sixty (60) day period and EL is diligently proceeding to cure such default, such default will not constitute grounds for a termination of this Agreement if it is cured within one hundred twenty (120) days.

15.3  Effect of Expiration or Termination.

a.  At any time that EL becomes aware of the expiration or termination of this Agreement (whether pursuant to Section 3.2 or Section 15), EL shall refrain from any activities relating to the Licensed Products that are out of the ordinary course of or inconsistent with past practices until expiration or termination.

b.  Upon expiration or termination of this Agreement for any reason whatsoever, other than due to termination by Aerin LLC arising out of EL’s material breach of Section 4.8, 6.2(b), 6.4 or 6.6 herein (with respect to termination due to EL’s material breach of 6.2(b), 6.4 or 6.6 , the following right of sell off shall be limited to Licensed Products not impacted by such breach), EL shall have the right for a period of twelve (12) months following expiration or termination to manufacture for, fulfill and make delivery of all orders received before expiration or termination and confirmed by it within thirty (30) days after such expiration or termination, to complete any partially-finished Licensed Products; and to sell and dispose of its inventory of Licensed Products on hand as of the date of expiration or termination or finished thereafter as described above.  Promptly after the end of such twelve (12) month period, EL shall deliver to Aerin LLC an Inventory and Materials Schedule.  The Inventory and Materials Schedule will be prepared as of the close of business on last day of the twelve (12) months period and will identify EL’s remaining Inventory and all plates, engravings, computer tapes, molds, tooling and the like used to make or reproduce the Trademarks and Licensed Products in EL’s possession or control.  Aerin LLC, at its sole discretion, may purchase the remaining Inventory for a price equal to EL’s direct cost therefor and the other items identified on the schedule for a price equal to EL’s book value therefor.  To the extent Aerin LLC exercises its right to purchase, title to such Inventory and materials immediately shall transfer to Aerin LLC, and EL (and its Affiliates and distributors, if any), within sixty (60) business days thereafter, shall ship the purchased items F.O.B. to the United States destination selected by Aerin LLC.  Aerin LLC shall pay EL for such items on or before shipment.  Aerin LLC shall have the right to sell the Inventory so purchased, until such Inventory is exhausted or to the date one (1) year from the date that said Inventory is shipped to Aerin LLC, whichever is earlier.  Thereafter, Aerin LLC shall not sell or otherwise use EL’s trade name or the trade name of an EL Affiliate or the trade name of an EL distributor. In the event Aerin LLC elects not to purchase such Inventory and materials, EL shall have the right to sell the remaining inventory of finished goods in Licensee’s Outlet Stores until the earlier of the date on which such inventory is fully depleted and twelve (12) months after the notice of Aerin LLC’s election not to purchase such Inventory and materials.  If Aerin LLC elects to purchase such Inventory and materials, at Aerin LLC’s request, EL shall enter into a one-year supply agreement with Aerin LLC for the formulas used in any Licensed Products at the time of termination.  EL shall make such formulas available at customary terms and conditions.

EXECUTION COPY

ARTICLE 16.  RELATIONSHIP BETWEEN THE PARTIES

16.1  No Agency.  Neither party shall represent itself as the employee, agent or legal representative of the other party, or its Affiliates for any purpose whatsoever and shall have no right to create or assume any obligation of any kind, expressed or implied, for or on behalf of the other in any way whatsoever.

ARTICLE 17. INDEMNIFICATION AND INSURANCE

17.1  Indemnification by EL.  Except to the extent EL or related indemnified parties would be entitled to indemnification from Aerin LLC pursuant to Section 17.2, EL hereby saves and holds ALZ and Aerin LLC harmless of and from and shall indemnify them against any and all losses, liabilities, damages, judgments, awards, suits, claims, fines, penalties and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) for which they may become liable or be compelled to pay in any action, claim or proceeding against it for or by reason of:  (a) any acts, whether of omission or commission, that may be committed or suffered by EL or its Affiliates or any of their servants, agents or employees in connection with EL’s performance under this Agreement; (b) the design, manufacture, packaging, distribution, sale, marketing, advertisement or promotion of any Licensed Products (except to the extent created or modified by ALZ and/or Aerin LLC) specifically including those Losses related to the safety or efficacy of, or compliance with any regulatory requirement applicable to, such Licensed Products; (c) EL’s use of the Licensed Trademarks contrary to Aerin LLC’s instructions provided to EL in writing in accordance herewith; or (d) an allegation that the actions of EL or its Affiliates should be attributed to ALZ and/or Aerin LLC by reason of EL using a Licensed Trademark as a trade name or otherwise as provided in Section 13.5.  Aerin LLC must give EL prompt written notice of any such action, claim or proceeding and EL, in its sole discretion, then may take such action as it deems advisable to defend such action, claim or proceeding on behalf of ALZ and/or Aerin LLC.  ALZ and/or Aerin LLC may participate in such defense at their own expense with their own counsel.  In the event appropriate action is not taken by EL within thirty (30) days after its receipt of notice from ALZ and/or Aerin LLC, ALZ and/or Aerin LLC may defend such action, claim or proceeding, but no settlement thereof may be made without the approval of EL, which approval shall not be withheld unreasonably.  In either case, the parties shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made.  The provisions of this Section 17.1 and EL’s obligations hereunder shall survive the expiration or termination of this Agreement.

17.2  Indemnification by Aerin LLC.  Except to the extent Aerin LLC or any other indemnified parties would be entitled to indemnification under Section 17.1, Aerin LLC hereby saves and holds EL and its Affiliates harmless of and from and shall indemnify each of them against any and all Losses for which EL or any of its Affiliates may become liable or be compelled to pay in any action, claim or proceeding against EL or any of its Affiliates, for or by reason of:  (a) use of the Licensed Trademarks in connection with the Licensed Products in the Territory infringes upon the trademark, trade name or other rights of a third party; (b) use of Ancillary IP or designs contributed by Aerin LLC infringe the copyright, trade dress, trademark or any other intellectual property rights of a third party in the Territory; (c) use of the ALZ Identifiers (other than the “Lauder” part of ALZ’s name) infringes the intellectual property rights of any third party in the Territory; and (d) any acts, whether by omission or commission, that

EXECUTION COPY

may be committed by Aerin LLC, or any of its agents or employees in connection with this Agreement.  EL must give Aerin LLC prompt written notice of any such action, claim or proceeding and Aerin LLC, in its sole discretion, then may take such action as it deems advisable to defend such action, claim or proceeding on behalf of EL.  EL may participate in such defense at its own expense with its own counsel.  In the event appropriate action is not taken by Aerin LLC within thirty (30) days after its receipt of notice from EL, EL may defend such action, claim or proceeding, but no settlement thereof may be made without the approval of Aerin LLC, which approval shall not be withheld unreasonably.  In either case, parties shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made.  The provisions of this Section 17.2 and Aerin LLC’s obligations hereunder shall survive the expiration or termination of this Agreement.  Notwithstanding anything to the contrary herein, if Aerin LLC advises EL in writing to cease manufacture, sale or distribution of Licensed Products because it reasonably believes that such manufacture, sale or distribution is infringing the rights of a third party in a manner for which Aerin LLC is required to indemnify EL, EL shall cease such manufacture, sale or distribution as soon as commercially practical, provided that Aerin LLC pays the cost of ceasing such activities and any required product recalls (including unrecouped development costs allocable to the jurisdiction in question).  In the event that Aerin LLC no longer exists and does not have a successor which is at least as financially sound and carries similar insurance coverage to that carried by Aerin LLC for the benefit of EL as provided for in this Agreement, then ALZ agrees to indemnify EL to the same extent as Aerin LLC pursuant to this Section.

17.3  Insurance.

a.  Requirements.  Without limiting liability pursuant to the indemnity provisions of this Agreement, EL will maintain comprehensive general liability insurance in the amount of at least ten million dollars ($10,000,000) (total limit) with a broad form property damage liability endorsement, which must include products liability coverage. Without limiting liability pursuant to the indemnity provisions of this Agreement, Aerin LLC will maintain comprehensive general liability insurance in the amount of at least ten million dollars ($10,000,000) (total limit) with a broad form property damage liability endorsement.

b.  General Provisions.  Each party’s insurance described in subsection (a) will include:  (i) an endorsement stating that the other party will receive at least thirty (30) days written notice prior to cancellation or non-renewal of coverage; and (ii) an endorsement including the other party as an additional insured.

c.  Approved Carrier/Policy Changes.  All insurance must be obtained from recognized insurance companies licensed to do business within the United States.  Each party shall notify the other at least thirty (30) days prior to the cancellation of, or any modification in, such insurance policy that would affect the other’s status or benefits thereunder.

d.  Evidence of Coverage.  Upon reasonable request of the other party, each party shall furnish to the other evidence of the maintenance and renewal of the required insurance and certificates of insurance.

EXECUTION COPY

ARTICLE 18. NOTICES

18.1  Manner of Notice.  Any notice or legal service of process required or arising out of or under this Agreement will be effective only when personally delivered in writing, or on the date when the notice or service is transmitted and confirmed by electronic facsimile (with a second confirmation copy to be sent by mail) or the date when any notice or service sent by overnight air courier service or by first class registered mail and confirmed as delivered.  All notices and service will be sent to the parties at the addresses listed below or to such other persons and addresses as may be designated in writing by the parties to each other.  The date a notice or service will be deemed to be transmitted, sent by overnight air courier or mailed will be the date at the notifying party’s place of business at the time of transmission, sending or mailing.

To Aerin LLC and/or ALZ:	President Aerin LLC 595 Madison Ave. New York, NY 10022 Tel. (212) 834-0440 Fax (212) 834-0449

with copies to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attn: Andrew J. Nussbaum Tel. (212) 403-1000 Fax. (212) 403-2269

With further copies to:	Hand Baldachin & Amburgey LLP 8 West 40th Street, 12th Floor New York, NY 10018 Attn: Douglas Hand Tel. (212) 956-9539 Fax. (212) 956-9500

and such other party or individual that Aerin LLC and/or ALZ may designate in writing.

To EL:	Estee Lauder Inc. 767 Fifth Avenue New York, New York 10153 Attention: Global Brand President Telephone: (212) 572-5725 Facsimile: (212) 572-5730

with copies to:	Estee Lauder Inc. 767 Fifth Avenue New York, New York 10153

EXECUTION COPY

Attention: General Counsel Telephone: (212) 572-3980 Facsimile: (212) 572-3989

and such other party or individual that EL may designate in writing.

The foregoing notwithstanding, requests for or grants/denials of approval or other day-to-day communications may be given by email or fax.

ARTICLE 19. SUSPENSION OF OBLIGATIONS

19.1  Suspension of Obligations (Force Majeure). If either party is prevented from performing any of its obligations because of governmental regulation or order, or by strike or war, declared or undeclared, acts of terrorism, or other calamities such as fire, earthquake, or similar acts of God, or because of other similar or dissimilar cause beyond the control of such party, the party’s obligations will be suspended during the period of such condition.  If such condition continues for a period of more than one hundred eighty (180) days, the other party will have the right to terminate this Agreement, provided that the failure to render such obligations has resulted in a material adverse impact on the other party’s rights under this Agreement.  If the force majeure does not impact EL directly but it prevents EL from manufacturing and/or delivering Licensed Products, due to an inability to obtain materials, EL will diligently attempt to find alternate sources and EL will advise Aerin LLC on a regular basis of the progress it has made in that regard.  If, in Aerin LLC’s reasonable opinion, EL fails to diligently proceed to obtain alternate sources, or if the condition continues for more than one hundred eighty (180) days, whichever first occurs, Aerin LLC shall have the right to terminate this Agreement.

ARTICLE 20. CHANGE OF CONTROL

20.1  Termination in the Event of Change of Control of Aerin LLC or JW Brands LLC.  In the event that control of Aerin LLC (or all or substantially all of its assets) or JW Brands LLC (or all or substantially all of its assets) is transferred to (i) a competitor of EL, other than a third party that has de minimis sales of cosmetic, skincare and/or fragrance products or ii) mass, club or similar retailers in any form of distribution, including the internet, EL shall have the right to terminate the Agreement, no later than 30 days following the occurrence of such event.  A transfer of control of JW Brands LLC (or its assets) to Aerin LLC shall not by itself trigger EL’s right to terminate as provided in this Section 20.1.

20.2  Termination in the Event of Change of Control of EL.  In the event that a person, entity or single group of persons or entities acting in concert, other than the Lauder family, related entities, or a group comprised of members of the Lauder family and/or related entities, obtains control directly or indirectly of more than 50% of the voting power or equity interest in (i) EL or (ii) the Estee Lauder brand, Aerin LLC may terminate this Agreement, no later than 30 days following the occurrence of such event.

EXECUTION COPY

ARTICLE 21. MISCELLANEOUS

21.1  Benefit.  This Agreement will inure to the benefit of and be binding upon the parties hereto, and to their permitted successors and assigns.  Nothing in this Agreement is intended, nor will be deemed, to confer rights or remedies upon any person or legal entity not a party to this Agreement except to the extent that JW Brands shall be entitled to enforce, as a third party beneficiary, the provisions of Sections 4.8, 13.2(a), and this Section 21.1.

21.2  Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and this Agreement may not be amended or modified, except in a writing signed by both parties hereto.

21.3  Non-Waiver. The failure of either party to enforce at any time any term, provision or condition of this Agreement, or to exercise any right or option herein, will in no way operate as a waiver thereof, nor will any single or partial exercise preclude any other right or option herein; and no waiver whatsoever will be valid unless in writing, signed by the waiving party, and only to the extent set forth in such writing.

21.4  Assignment by EL. EL shall have the right, upon written notice to Aerin LLC, to assign this Agreement:  (a) to an Affiliate of EL, and/or (b) to a purchaser of all or substantially all of EL’s assets, provided in either case that the assignee assumes in writing all of EL’s obligations under this Agreement.  Any other assignment by EL (including an assignment by operation of law) requires the prior written consent of Aerin LLC in its sole discretion.  In the event of a permitted assignment, this Agreement shall be binding upon the parties’ successors and permitted assigns.  Any purported transaction in violation of this Agreement shall be null and void at the outset.

21.5  Assignment by Aerin LLC. Aerin LLC shall have the right, upon written notice to EL, to assign this Agreement:  (a) to an Affiliate of Aerin LLC, and/or (b) to a purchaser of all or substantially all of the assets of Aerin LLC that is authorized pursuant to Section 20.1 herein, provided in either case that the assignment is not in conflict with the Master License Agreement and assignee assumes in writing all of ALZ/Aerin LLC’s obligations under this Agreement.  Any other assignment by Aerin LLC and/or its Affiliates (including an assignment by operation of law) requires the prior written consent of EL in its sole discretion.  In the event of a permitted assignment, this Agreement shall be binding upon the parties’ successors and permitted assigns.

21.6  Non-Solicitation.  During the Term and for a period of one (1) year following Termination of this Agreement, no party hereto shall solicit, or knowingly entice, persuade or induce any employee of another party hereto (or its Affiliates) to terminate his or her employment with such party or to become employed by another party hereto (for purposes of this Section, the terms “employee,” shall include any persons with such status at any time during the six (6) months preceding any solicitation in question).  For the avoidance of doubt, the foregoing limitation shall not restrict any party hereto from placing general advertisements of employment, or retaining a headhunter or other search firm to conduct an employment search or recruiting activities, so long as such advertisement or search is not directed at employees of another party (or its Affiliates).

EXECUTION COPY

21.7  Severability.  If any provision or any portion of any provision of this Agreement is construed to be illegal, invalid, or unenforceable, such shall be deemed stricken and deleted from this Agreement to the same extent and effect as if never incorporated herein, but all other provisions of this Agreement and any remaining portion of any provision which is not deemed illegal, invalid or unenforceable in part shall continue in full force and effect.  The statements set forth in the Premises section of this Agreement shall be deemed to be incorporated into the operative provisions hereof.

21.8  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

21.9  Jurisdiction. The parties hereby consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any of the courts of the State of New York sitting in the City of New York in any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding will be effective if in writing and issued as provided in Section 18.1.

21.10  Injunction. Notwithstanding the terms of 21.11, the parties agree that unauthorized use of a party’s intellectual property and/or a breach of the exclusivity provisions herein shall cause immediate and irreparable harm to the non-breaching party for which a determination of cash damages would be difficult or impossible and therefore agree that in the event of any such unauthorized use, breach or threatened unauthorized use or breach, the non-breaching party shall be entitled to preliminary and permanent injunctive relief without the obligation of posting bond or other security.  Such injunctive relief may be sought prior to or in lieu of termination of this Agreement and is in addition to, and not in lieu of, any other rights and remedies available to the parties.

21.11  Mediation. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement, the parties agree to try in good faith for thirty (30) days to settle the dispute by mediation administered by a person mutually agreed upon by the parties and expert in issues related to licensing agreements related to the fragrance and cosmetics industry before resorting to litigation, such mediation to be conducted in New York, New York.  Each party shall ensure that senior management with authority to settle the dispute, claim, question or disagreement participates in the mediation. The parties shall share equally in the costs of mediation.  All offers, promises, conduct and statements, whether written or oral, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, shall be confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.  Either party may seek equitable relief prior to mediation to preserve the status quo pending the completion of that process.

21.12  Exhibits and Schedules. All Exhibits and Schedules are incorporated into this Agreement.

21.13  Headings. The headings of the Articles and Sections of this Agreement are for convenience only and in no way limit or affect the terms or conditions of this Agreement.

EXECUTION COPY

21.14  Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

ESTEE LAUDER INC.		AERIN LLC

By:	/s/ Sara Moss	By:	/s/ Aerin Lauder Zinterhofer
Name:	Sara Moss	Name:	Aerin Lauder Zinterhofer
Title:	Executive Vice President and General Counsel	Title:	President

AERIN LAUDER ZINTERHOFER

/s/ Aerin Lauder Zinterhofer

EXECUTION COPY

EXHIBIT A

EXISTING LICENSED TRADEMARKS

AERIN

“A in a box” Logo